Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Transition Report on Form 10-QT of Riley Exploration Permian, Inc. for the three months ended December 31, 2021, of our report dated June 22, 2022, with respect to estimates of reserves and future net revenue of Riley Exploration Permian, Inc., as of December 31, 2021, and to all references to our firm included in this Transition Report.

    NETHERLAND, SEWELL & ASSOCIATES, INC.

    /s/ Eric J. Stevens
    By:
    Eric J. Stevens, P.E.
    President and Chief Operating Officer

Dallas, Texas
September 23, 2022